UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 10, 2004

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 10, 2004, Cabot Oil & Gas Corporation (the “Company”) amended its $250 million revolving Credit Agreement with Fleet National Bank, as Administrative Agent and eight other Banks dated October 28, 2002. The following significant revisions to the Credit Agreement were made:

1.	The term of the Credit Agreement was extended from October 27, 2006 to December 10, 2009.

2.	A provision was added to the Credit Agreement giving the Company the option to increase the aggregate commitment amount from the current $250 million to an amount not to exceed $350 million. This additional commitment may be held by new Banks or the existing Banks so long as the Bank undertaking the additional commitment and the Administrative Agent consents. Utilization of this optional provision would correspondingly increase the borrowing base from the newly established $530 million to $630 million. The borrowing base under the prior Credit Agreement was $520 million. There were $35 million in borrowings under the Agreement as of December 10, 2004.

3.	The interest rate payable by the Company under the Credit Agreement was reduced. The interest rate calculation is based on Euro-Dollars (LIBOR) or Base Rate (Prime) indications, plus a margin. These margins are subject to increase if the total indebtedness reaches certain percentages of the Company’s debt limit, as shown below:

Under Original Credit Agreement:

	Debt Percentage
	Lower than 60%	60% - 80%	Higher than 90%
Euro-Dollar margin	1.250%	1.500%	1.750%
Base Rate Margin	0.250%	0.500%	0.750%

As Amended:

	Debt Percentage
	Lower than 50%	50% or higher, but not exceeding 75%	Higher than 75%, but not exceeding 90%	Higher than 90%
Euro-Dollar margin and LC Fee Rate	1.000%	1.250%	1.500%	1.750%
Base Rate Margin	0.000%	0.000%	0.250%	0.500%

4.	Two restrictive covenants were eliminated or modified and one restrictive covenant was added to the Credit Agreement as follows:

•	Elimination of the restriction that the Company maintain a minimum asset coverage ratio (present value of proved reserves to debt and other liabilities) exceeding 1.5 to 1.0.

•	Increase of the limit on the aggregate level of commodity hedging from 80% to 100% of the Company’s anticipated production during the period hedged.

•	Addition of a restriction limiting the use of interest rate protection to only those agreements or arrangements designed to protect the Company against fluctuation of interest rates.

As amended all borrowings outstanding are due and payable to the banks on December 9, 2009. The available credit line is subject to adjustment from time to time on the basis of the projected present value (as determined by the bank’s petroleum engineer) of estimated future net cash flows from certain proved oil and gas reserves and other assets of the Company. While the Company does not expect a reduction in the available credit line, in the event that it is adjusted below the outstanding level of borrowings the Company has a period of six (6) months to reduce its outstanding debt to the adjusted credit line available with a requirement to provide additional borrowing base assets or pay down one-sixth of the excess during each of the six months.

As amended, the Credit Agreement provides for a commitment fee on the unused available balance at an annual rate of one-quarter of 1% (reduced from three-eights of 1%). The Credit Agreement also contains customary restrictions, which include the following:

(a)	Maintenance of a minimum annual coverage ratio of operating cash flow to interest expense for the trailing four quarters of 2.8 to 1.0.

(b)	Prohibition on the merger or sale of all, or substantially all, of the Company’s or any subsidiary’s assets to a third party, except under certain limited conditions.

The Company was in compliance with all covenants on December 10, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Henry C. Smyth
Henry C. Smyth
Vice President, Controller and Treasurer

Date: December 10, 2004